EXHIBIT 3.1

                   FPB Bancorp, Inc. Articles of Incorporation























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                            ARTICLES OF INCORPORATION                Exhibit 3.1
                                       OF
                                FPB BANCORP, INC.


     In compliance with the requirements of Chapter 607, Florida Statutes, the undersigned, being a natural person, does hereby act as an incorporator in adopting and filing the following Articles of Incorporation for the purpose of organizing a business corporation.


                                ARTICLE I - NAME

     The name of the corporation is FPB Bancorp, Inc. ("Corporation"). The initial street address of the principal office of the Corporation is 1301 Southeast Port St. Lucie Boulevard, Port St. Lucie, Florida 34952 or at such other place within the State of Florida as the Board of Directors may designate.


                         ARTICLE II - NATURE OF BUSINESS

     The Corporation may engage in or transact any or all lawful activities or business permitted under the laws of the United States and the State of Florida, or any other state, country, territory or nation.


                           ARTICLE III - CAPITAL STOCK

     Section 1 - Classes of Stock: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 6,000,000, consisting of:

     A. 5,000,000 shares of common stock, par value one cent ($0.01) per share ("Common Stock"); and

     B. 1,000,000 shares of preferred stock, par value one cent ($0.01) per share ("Preferred Stock").

     Section 2 - Common Stock: There shall be one class of Common Stock. Each share of Common Stock shall have the same relative rights and be identical in all respects with every other share of Common Stock. The holders of Common Stock are entitled to elect the members of the Board of Directors of the Corporation and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation. Each holder of Common Stock is entitled to one vote per share. No holder of any class of stock of the Corporation has preemptive rights with respect to the issuance of shares of that or any other class of stock and the Common Stock is not entitled to cumulative voting rights with respect to the election of directors.

     Section 3 - Preferred Stock: The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable laws of the State of Florida (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series and to fix the stated value, designation, powers, preferences and right of the shares of each such

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series and any qualifications,  limitations or restrictions  thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.


                         ARTICLE IV - TERM OF EXISTENCE

The Corporation is to exist perpetually.


             ARTICLE V - INITIAL REGISTERED AGENT AND STREET ADDRESS

     The name of the registered agent is Igler & Dougherty, P.A., 1501 Park Avenue East, Tallahassee, Florida 32301, which address is also the address of the registered office of the Corporation.

                            ARTICLE VI - INCORPORATOR

     The name and street address of the incorporator to these Articles of Incorporation is David W. Skiles, 1301 Southeast Port St. Lucie Boulevard, Port St. Lucie, Florida 34952.


             ARTICLE VII - MANAGEMENT OF THE BUSINESS OF THE COMPANY

     Section 1 - Authority of the Board: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by the Florida Statutes, these Articles of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

     Section 2 - Action by Shareholders: Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called Annual or Special Meeting of Shareholders of the Corporation and may not be effected by any consent in writing by such shareholders.

     Section 3 - Special Meeting of Shareholders: A Special Meeting of shareholders of the Corporation may be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), the Chairman of the Board or the President of the Corporation, or by shareholders holding at least 10% of the outstanding shares of the Corporation.


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                            ARTICLE VIII - DIRECTORS

     Section 1 - Number of Directors: The Board of Directors of the Corporation shall be comprised of not less than five (5) directors and shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the full Board as set forth in the Corporation's Bylaws. The Board of Directors is authorized to increase the number of directors by no more than two and to immediately appoint persons to fill the new director positions until the next Annual Meeting of Shareholders, at which meeting the new director positions shall be filled by persons elected by the shareholders of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

     Section 2 - Election and Term: Commencing immediately, the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Each Class shall consist, as nearly as may be possible, of one-third (33 1/3%) of the full Board of Directors. Should the number of directors not be equally divisible by three, the excess director or directors shall be assigned to Classes I and II as follows: (i) if there is an excess of one directorship over a number equally divisible by three, such extra directorship shall be classified as Class I; and (ii) if there is an excess of two directorships over a number equally divisible by three, one shall be classified in Class I and the other in Class II. The term of the Class I directors shall terminate on the date of the 2003 Annual Meeting of Shareholders, the term of the Class II directors shall terminate on the date of the 2004 Annual Meeting of Shareholders and the term of the Class III directors shall terminate on the date of the 2002 Annual Meeting of Shareholders. At each Annual Meeting of Shareholders beginning in 2002, successors to the class of directors whose term expires at that Annual Meeting shall be elected for a three (3) year term. If the number of directors has changed, any increase or decrease shall be apportioned among the Classes so as to maintain the number of directors in each Class as nearly equal as possible, and any additional directors of any Class elected to fill a vacancy resulting from an increase in such Class shall hold office for a term that shall coincide with the remaining term of that Class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

     The names and street addresses of the first directors of the corporation are:


     NAME                               STREET ADDRESS                     CLASS
-----------------------         ------------------------------             -----

James L. Autin, M.D.            1700 Hillmoor Drive, Suite 501                I
                                Port St. Lucie, FL 34952
John Baker                      1281 Indian Mound Trail                       I
                                Vero Beach, FL 32963
Gary A. Berger                  111 Orange Avenue                            III
                                Ft. Pierce, FL 34950
Donald J. Cuozzo                735 Colorado Avenue, Suite 1                  I
                                Stuart, FL 34994

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Ann L. Decker                   PO Box 497                                   II
                                Jensen Beach, FL 34958
Paul J. Miret                   7950 Poppy Hills Lane                        II
                                Port St. Lucie, FL 34986
Robert L. Schweiger             9752 SW Santa Monica Drive                   III
                                Palm City, Florida 34990
Robert L. Seeley                1100 S. Federal Highway                      II
                                Stuart, FL 34994
David W. Skiles                 1301 S.E. Port St. Lucie Blvd.               III
                                Port St. Lucie, FL 34952
Thomas E. Warner                1100 S. Federal Highway                      II
                                Stuart, FL 34994
Paul A. Zinter                  2014 S.E. Port St. Lucie Blvd.                I
                                Port St. Lucie, FL 34952

     Section 3 - Vacancies: Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors of any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum. Directors so chosen shall hold office for a term expiring at the appropriate Annual Meeting of Shareholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     Section 4 -Notice: Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

     Section 5 -Removal: Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. In addition, the Board of Directors, by a vote of not less than a majority of the disinterested directors, may remove a director for cause, as defined in the Corporation's Bylaws.

     Section 6 -Bylaws: The Board of Directors shall have the power to adopt, alter, amend or repeal Bylaws for the corporation.


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                          ARTICLE IX - INDEMNIFICATION

     Section 1 - General: The Corporation shall indemnify any officer, director, employee or agent of the Corporation to the fullest extent authorized by Section
607.0850 of the Florida Business Corporation Act as it now exists or may hereafter be amended (the "FBCA") but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment. This includes, but is not limited to, any person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or Proceeding (or part thereof) initiated by such person only if such action, suit or Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Such right shall be a contract right and shall include the right to be paid by the Corporation for all expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article or otherwise.

     Section  2 -  Failure  to Pay  Claim:  If a claim  under  Section 1 of this
Article is not paid in full by the Corporation within 90 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the FBCA for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the FBCA, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.


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     Section  3 - Other  Rights:  The  rights  conferred  on any  individual  by
Sections 1 and 2 of this Article shall not be exclusive of any other right which such individual may have or hereafter acquire under any statute, provision of these Articles of Incorporation, Bylaws of the Corporation, agreement, vote of shareholders or disinterested directors or otherwise.

     Section 4 - Insurance: The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the FBCA.

     Section 5 - Personal Liability: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any statement, vote, decision or failure to act regarding corporate management or policy except as provided in the FBCA. If the FBCA is amended after adoption of these Articles of Incorporation and such amendment further eliminates or limits the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the FBCA, as so amended.

     Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                         ARTICLE X - ACQUISITION OFFERS

     The Board of Directors of the Corporation, when evaluating any offer of another person or entity to: (i) make a tender or exchange offer for any equity security of the Corporation; (ii) merge or consolidate the Corporation with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on the Corporation's present and future customers and employees and those of its subsidiaries; on the communities in which the Corporation and its subsidiaries operate or are located; on the ability of the Corporation to fulfill its corporate objectives as a financial institution holding company and on the ability of its subsidiary financial institutions to fulfill the objectives of such institutions under applicable statutes and regulation.

                             ARTICLE XI - AMENDMENT

     The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by Chapter 607, Florida Statutes, and all rights conferred upon shareholders are granted subject to this reservation; however, an affirmative vote of at least a majority of the outstanding common stock of the Corporation shall be necessary to amend these Articles; provided, however, that the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding common shares of the Corporation shall be required to amend or repeal any of Article VIII and XI.


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     IN  WITNESS  WHEREOF,  the  undersigned  incorporator  has  executed  these
Articles of Incorporation this 31st day of August, 2001.


                                                     /s/ David W. Skiles
                                                     -------------------
                                                     David W. Skiles
                                                     Incorporator


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                          CERTIFICATE OF DESIGNATION OF
                       REGISTERED AGENT/REGISTERED OFFICE


PURSUANT TO THE PROVISIONS OF SECTION 607.0501, FLORIDA STATUTES, THE UNDERSIGNED CORPORATION, ORGANIZED UNDER THE LAWS OF THE STATE OF FLORIDA, SUBMITS THE FOLLOWING STATEMENT IN DESIGNATING THE REGISTERED THE REGISTERED OFFICE/REGISTERED AGENT, IN THE STATE OF FLORIDA.



1.   The name of the corporation is FPB Bancorp, Inc.


2.   The name and address of the registered agent and office is:


                           Igler & Dougherty, P.A.
                           1501 Park Avenue East
                           Tallahassee, Florida 32301



Having been named as registered agent and to accept service of process for the above stated corporation at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.


Igler & Dougherty, P.A.



By:  /s/ A. George Igler                                       September 5, 2001
     ------------------------------                            -----------------
         A. George Igler, President                                  Date




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